Exhibit 99.1

For Immediate Release

Contact:
Stock Information Center	Allen Sterling
(207) 782-5789	(207) 782-0400 x27

June 25, 2008

AUBURN SAVINGS BANK ANNOUNCES COMPLETION OF
SUBSCRIPTION OFFERING AND
EXTENSION OF COMMUNITY OFFERING

Auburn, Maine – Auburn Savings Bank announced today that Auburn Bancorp, Inc., the proposed holding company for Auburn Savings Bank, had completed its subscription offering to depositors and other members of Auburn Savings Bank on June 20, 2008, and has extended its community offering to members of the general public, since they did not reach the minimum of the range. Orders received to date will be maintained by Auburn Bancorp with interest continuing to accrue until completion of the offering.  Auburn Bancorp may terminate the community offering at any time without further notice.

Auburn Bancorp is offering between 225,675 and 305,325 shares of common stock, which is the offering range, based upon an independent appraisal of its pro forma market value.  Auburn Bancorp expects that it will complete the offering at or near the minimum of the offering range.  The completion of the offering remains subject to confirmation by Auburn Bancorp’s independent appraiser of Auburn Bancorp’s existing appraisal and receipt of final regulatory approvals, including approval of the amount of stock sold in the offering.

The terms and conditions of the community offering are more fully set forth in Auburn Bancorp’s prospectus dated May 13, 2008. The offering is made only by the prospectus and shares may only be subscribed for using the order forms provided by Auburn Bancorp. Persons interested in subscribing for stock in the community offering may request a prospectus and order form by calling Auburn Bancorp’s Stock Information Center at (207) 782-5789. Auburn Bancorp has not set an expiration date for the community offering and may terminate the community offering at any time. Therefore, interested persons should request offering materials and return order forms promptly.

This press release contains certain forward-looking statements about the proposed stock issuance by Auburn Bancorp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” These forward-looking statements include statements regarding the proposed timing of the offering and the number of shares of common stock that Auburn Bancorp expects to sell in the offering.  Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Auburn Savings Bank, and changes in the securities markets. Except as required by law, Auburn Bancorp does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities. The offer is made only by the prospectus. The shares of common stock offered by Auburn Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.